Exhibit 10.11

MetLife Annual Variable Incentive Plan

Effective as amended and restated January 1, 2015

Article 1. Purpose, Effectiveness, and Duration

The MetLife Annual Variable Incentive Plan (“AVIP”) is an annual incentive plan. The purpose of AVIP is to align total annual pay with the Company’s annual financial business results, provide competitive levels of pay for performance, and make a competitive portion of total compensation variable based on Company and individual performance. AVIP shall become effective as amended and restated with respect to awards made on or after January 1, 2015 and shall constitute a sub-plan of the MetLife, Inc. 2015 Stock and Incentive Compensation Plan (the “2015 Plan”) for granting Cash-Based Awards (as defined in the 2015 Plan). Each of the applicable terms of the 2015 Plan shall apply to AVIP and Awards made under AVIP. The full powers of the Committee under the 2015 Plan, including those described in Section 3.2 of the Plan, will apply to each AVIP Award. AVIP shall remain in effect indefinitely, subject to the duration of the 2015 Plan and the right of the Committee or the Board to amend or terminate AVIP at any time pursuant to Article 6 herein.

Article 2. Definitions

Whenever used but not defined herein, terms shall have the meaning set forth in the 2015 Plan, as applicable to Cash-Based Awards under the 2015 Plan.

Article 3. Eligibility

3.1 Eligibility. Subject to the provisions of the 2015 Plan and AVIP, the Committee may from time to time grant and determine the terms of Awards to any Employee. While it retains the discretion to make Awards to any Employee, the Committee generally intends that Awards under AVIP will be made to administrative (non-sales) Employees.

3.2 No Post-Employment Awards. No AVIP Award shall be made to an individual who is not an Employee on the date the Award is payable. The Company or an Affiliate may make a payment in lieu of an AVIP Award to a former Employee.

3.3 Delegation. Subject to the provisions of the 2015 Plan, AVIP, and any requirements and limitations imposed by the Committee, the Chief Executive Officer of the Company (the “CEO”) may grant and determine the terms of Awards to anyone who is eligible under AVIP, except for (i) any Performance-Based Compensation, and (ii) Awards to any Insider, the enterprise’s Chief Risk Officer, or the Company’s Chief Accounting Officer. The CEO may subdelegate any duties and powers of the CEO under AVIP to anyone to whom the CEO sees fit, and may make such delegation either expressly or by implication of the assignment of management duties.

Article 4. Award Terms and Limitations

4.1 Performance-Based Compensation. The terms of Article 11 of the 2015 Plan shall apply to Awards the Committee intends to be Performance-Based Compensation under AVIP.

4.2 Performance Criteria. The Committee may determine and apply performance criteria to any or all Awards, including but not limited to the determination of the total amount available for all Awards with respect to a calendar year and performance criteria applicable to particular Awards or a set of Awards. Subject to the requirements of Code Section 162(m) with regard to Awards intended to be Performance-Based Compensation, Awards that are subject to performance criteria may be granted: (1) in advance of and contingent upon performance with respect to any performance criteria; or (2) following the performance with respect to any performance criteria.

4.3 Maximum Limit Regarding Awards. The terms of Section 4.1 of the 2015 Plan, as applicable to Cash-Based Awards, apply to AVIP.

4.4 Form of Payment. All Awards granted under AVIP shall, if payable, be payable in cash unless otherwise determined by the Committee.

4.5 Timing of Payment. Subject to deferral payment in accordance with Section 13 of the 2015 Plan, all Awards granted under AVIP shall, if payable, be paid on or before March 15 of the calendar year following the calendar year with regard to which any performance criteria or other contingencies that pertain to the Award (other than continued employment with the Company or an Affiliate or other contingency related to continued service until the date on which the Award is payable) apply. No Participant or any other person shall have any right to receive any payment of interest or other remedy due to any payment of an Award on a date other than as provided in the immediately preceding sentence.

4.6 Performance-Based Compensation Recoupment. All Awards are subject to any Company performance-based compensation recoupment policy in effect from time to time.

4.7 Written Communication of Awards. A representative of the Company or an Affiliate may determine how the amount and terms of each AVIP Award may be communicated in writing.

Article 5. Amendment, Termination, and Interpretation

The Committee or Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate AVIP in whole or in part. No amendment of AVIP shall be effective without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule. AVIP is designed and intended to comply, to the extent applicable to Performance-Based Compensation, with Code Section 162(m), and all provisions hereof shall be construed in a manner to so.

Article 6. Administration

Pursuant and subject to Section 3.3 of the 2015 Plan, the Committee hereby delegates its administrative duties and powers with respect to AVIP Awards to the CEO (the “Administrative Delegation”). The Administrative Delegation does not in any way limit any of the duties and powers of the Committee under the 2015 Plan. The CEO may subdelegate all or some of the duties and powers delegated to the CEO in the Administrative Delegation to any individual or entity, and may make such delegation either expressly or by implication of the assignment of management duties or entrance by the Company or any Affiliate through an authorized representative into one or more management, service, or vending agreements.

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